Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release January 26, 2023

TFS Financial Corporation Posts Strong First Quarter Results

(Cleveland, OH - January 26, 2023) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter ended December 31, 2022.
“Despite economic headwinds, Third Federal had a strong first quarter,” said Chairman and CEO Marc A. Stefanski. “We continue to maintain capital levels that substantially exceed what is required, with a Tier 1 leverage ratio of over 11 percent – more than double what is considered well-capitalized. Our $219 million in loan growth, along with a steady increase in deposits, are a reflection of our continued dedication to our mission to help our customers realize the American Dream of homeownership and financial security.”
Highlights - First Quarter Fiscal Year 2023
•Reported net income of $22.2 million
•Realized 30% growth in net interest income compared to same quarter last year
•Generated $219 million of loan growth
•Remained well capitalized, with a Tier 1 leverage ratio of 11.38%
•Paid a $0.2825 dividend
The Company reported net income of $22.2 million for the quarter ended December 31, 2022, a $6.1 million increase compared to the same quarter a year ago. The increase was primarily due to an increase in net interest income, partially offset by a decrease in non-interest income and an increase in non-interest expenses.
Compared to the prior quarter, net income decreased $3.2 million, from $25.4 million. The change was mainly due to a $3.5 million increase in marketing costs, which are expensed as incurred. Other variances from the prior quarter included a $1.0 million decrease in the provision for credit losses, a $1.1 million improvement in net gain on sale of loans, a $1.2 million increase in salaries and employee benefits and a $0.6 million decrease in benefits realized on bank owned life insurance contracts. Net gain on sale of loans includes both net gains on sale transactions and changes in fair value on loans held for sale.
Net interest income increased $17.4 million, or 30%, to $75.2 million for the quarter ended December 31, 2022 compared to the same quarter a year ago. The improvement was driven by a 14% increase in the average balance of loans and a 90 basis point increase in the yield on total interest-earning assets, partially offset by an increased cost of funds. The interest rate spread for the quarter ended December 31, 2022 was 1.75% compared to 1.57% for the year-ago quarter. The net interest margin, or net interest income divided by total interest-earning assets, was 1.95% for the quarter ended December 31, 2022, and 1.69% for the quarter ended December 31, 2021.
During the quarter ended December 31, 2022, there was a $1.0 million release of provision for credit losses compared to a $2.0 million release of provision for the quarter ended December 31, 2021. The total allowance for credit losses at December 31, 2022 was $100.6 million, or 0.69% of total loans receivable, a $0.7 million increase from $99.9 million, or 0.70% of total loans receivable, at September 30, 2022. Net loan recoveries of $1.7 million during the quarter ended December 31, 2022 negated the need for additional provisions. The total allowance for credit losses included a liability for unfunded commitments of $26.1 million at December 31, 2022 and $27.0 million at September 30, 2022.
Total loan delinquencies increased $4.6 million, to $25.8 million, or 0.18% of total loans receivable, at December 31, 2022 from $21.2 million, or 0.15% of total loans receivable, at September 30, 2022. Non-accrual loans decreased $1.5 million to $34.1 million, or 0.23% of total loans receivable, at December 31, 2022 from $35.6 million, or 0.25% of total loans receivable, at September 30, 2022.
Total non-interest income decreased by $3.0 million, to $5.2 million for the quarter ended December 31, 2022, from $8.2 million for the quarter ended December 31, 2021. The decrease consisted mainly of a $2.2 million decrease in net gain on the sale of loans and a $0.7 million decrease in benefits realized on bank owned life insurance contracts. The decrease in net gain on the sale of loans was the result of a decrease in secondary market pricing and a lower volume of loans sold.

Total non-interest expense increased $5.5 million, to $53.2 million for the quarter ended December 31, 2022, from $47.7 million for the 2021 quarter. The increase included a $2.1 million increase in marketing costs, a $1.9 million increase in salaries and employee benefits, a $0.8 million increase in federal insurance premium and assessments and a $0.6 million increase in pension expense. The increase in salaries and employee benefits is mainly due to a higher number of associates employed by the Company and the increased cost of wages between the periods compared.
Total assets increased by $339.1 million, or 2%, to $16.13 billion at December 31, 2022 from $15.79 billion at September 30, 2022. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments and an increase in cash and cash equivalents.
Cash and cash equivalents increased by $74.0 million, or 20% to $443.6 million at December 31, 2022 from $369.6 million at September 30, 2022.
The combination of loans held for investment, net of deferred loan fees and allowance for credit losses, and mortgage loans held for sale increased $219.3 million, or 2%, to $14.49 billion at December 31, 2022 from $14.27 billion at September 30, 2022. During the quarter ended December 31, 2022, residential core mortgage loans, including those held for sale, increased $150.8 million and the home equity loans and lines of credit portfolio increased $65.6 million.
Total first mortgage loan originations were $485.5 million for the quarter ended December 31, 2022 compared to $877.1 million for the quarter ended December 31, 2021. The current period mortgage loan originations included 90% purchase transactions and 34% adjustable rate mortgages. Commitments originated for home equity loans and lines of credit were $362.6 million for the quarter ended December 31, 2022 compared to $499.7 million for the quarter ended December 31, 2021. There were $19.2 million of residential first mortgage loans sold during the quarter ended December 31, 2022.
Deposits increased by $93.3 million, or 1%, to $9.01 billion at December 31, 2022 from $8.92 billion at September 30, 2022. The increase in deposits was the result of a $301.8 million increase in certificates of deposit ("CDs"), offset by a $28.7 million decrease in checking accounts, a $118.2 million decrease in money market accounts and a $62.7 million decrease in savings accounts during the quarter ended December 31, 2022. Total deposits include $650.1 million and $575.2 million of brokered CDs at December 31, 2022 and September 30, 2022, respectively.
Borrowed funds increased $194.1 million, or 4%, to $4.99 billion at December 31, 2022 from $4.79 billion at September 30, 2022. The total balance of borrowed funds at December 31, 2022 consisted of $1.29 billion of overnight advances, $1.59 billion of term advances with a weighted average maturity of approximately 2.8 years and term advances of $1.95 billion, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.5 years, all from the Federal Home Loan Bank, and $150.0 million of fed funds purchased.
Total accrued expenses and other liabilities increased $56.1 million, or 67%, to $140.2 million at December 31, 2022 from $84.1 million at September 30, 2022, primarily due to a $44.3 million increase in uncleared items, mainly in-process real estate tax payments remitted to tax authorities on behalf of borrowers, that remained outstanding on December 31, 2022. Additionally, there was a combined $10.2 million increase in accruals related to swaps, compensation, leases and federal income tax payables.
Total shareholders' equity increased $5.3 million, or less than 1%, to $1.85 billion at December 31, 2022 from $1.84 billion at September 30, 2022. Activity reflects $22.2 million of net income in the current quarter reduced by a quarterly dividend of $14.5 million and $4.3 million of repurchases of the Company's outstanding common stock. The change also include a $1.9 million net positive impact related to activity in the Company's stock compensation and employee stock ownership plans. During the quarter ended December 31, 2022, 315,000 shares of the Company's outstanding stock were repurchased at an average cost of $13.70 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased and 4,761,180 have been repurchased as of December 31, 2022.
The Company declared and paid a quarterly dividend of $0.2825 per share during the quarter ended December 31, 2022. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 12, 2022 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 12, 2023), including a total of up to $0.565 during the two quarters ending March 31, 2023 and June 30, 2023. The MHC has conducted the member vote to approve the dividend waiver each of the past nine years under Federal Reserve regulations and for each of those nine years, approximately 97% of the votes cast were in favor of the waiver.

The Company operates under the capital requirements for the standardized approach of the Basel III capital framework (“Basel III Rules”). At December 31, 2022 all of the Company's capital ratios substantially exceeded the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 11.38%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 20.15% and its total capital ratio was 20.87%.
Presentation slides as of December 31, 2022 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning January 27, 2023. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and is celebrating its 85th anniversary in May 2023. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, four lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of December 31, 2022, the Company’s assets totaled $16.13 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	the effects of global or national war, conflict or acts of terrorism;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2022	September 30, 2022
ASSETS
Cash and due from banks	$31,515	$18,961
Other interest-earning cash equivalents	412,066	350,603
Cash and cash equivalents	443,581	369,564
Investment securities available for sale	473,131	457,908
Mortgage loans held for sale	12,549	9,661
Loans held for investment, net:
Mortgage loans	14,492,723	14,276,478
Other loans	3,481	3,263
Deferred loan expenses, net	51,768	50,221
Allowance for credit losses on loans	(74,477)	(72,895)
Loans, net	14,473,495	14,257,067
Mortgage loan servicing rights, net	7,815	7,943
Federal Home Loan Bank stock, at cost	222,415	212,290
Real estate owned, net	1,378	1,191
Premises, equipment, and software, net	35,252	34,531
Accrued interest receivable	45,317	40,256
Bank owned life insurance contracts	306,216	304,040
Other assets	107,828	95,428
TOTAL ASSETS	$16,128,977	$15,789,879
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,014,295	$8,921,017
Borrowed funds	4,987,287	4,793,221
Borrowers’ advances for insurance and taxes	109,070	117,250
Principal, interest, and related escrow owed on loans serviced	28,500	29,913
Accrued expenses and other liabilities	140,236	84,139
Total liabilities	14,279,388	13,945,540
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323
Paid-in capital	1,751,020	1,751,223
Treasury stock, at cost	(775,154)	(771,986)
Unallocated ESOP shares	(30,334)	(31,417)
Retained earnings—substantially restricted	877,713	870,047
Accumulated other comprehensive income (loss)	23,021	23,149
Total shareholders’ equity	1,849,589	1,844,339
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,128,977	$15,789,879

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$129,665	$114,871	$99,576	$91,125	$90,119
Investment securities available for sale	3,062	1,904	1,282	1,355	960
Other interest and dividend earning assets	6,243	4,236	1,913	981	1,011
Total interest and dividend income	138,970	121,011	102,771	93,461	92,090
INTEREST EXPENSE:
Deposits	29,855	23,582	17,214	16,896	19,251
Borrowed funds	33,958	21,920	14,255	13,824	14,995
Total interest expense	63,813	45,502	31,469	30,720	34,246
NET INTEREST INCOME	75,157	75,509	71,302	62,741	57,844
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	—	4,000	(1,000)	(2,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	76,157	75,509	67,302	63,741	59,844
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,936	2,220	2,742	2,568	2,404
Net gain (loss) on the sale of loans	17	(1,113)	(51)	113	2,187
Increase in and death benefits from bank owned life insurance contracts	2,238	2,761	2,090	2,222	2,911
Other	966	514	896	688	652
Total non-interest income	5,157	4,382	5,677	5,591	8,154
NON-INTEREST EXPENSE:
Salaries and employee benefits	28,403	27,206	28,756	26,862	26,515
Marketing services	7,713	4,256	4,830	6,551	5,626
Office property, equipment and software	6,800	6,558	6,762	6,824	6,639
Federal insurance premium and assessments	2,761	2,722	2,351	2,276	2,012
State franchise tax	1,208	1,201	1,197	1,237	1,224
Other expenses	6,309	6,799	7,860	6,225	5,657
Total non-interest expense	53,194	48,742	51,756	49,975	47,673
INCOME BEFORE INCOME TAXES	28,120	31,149	21,223	19,357	20,325
INCOME TAX EXPENSE	5,927	5,716	4,076	3,512	4,185
NET INCOME	$22,193	$25,433	$17,147	$15,845	$16,140
Earnings per share - basic and diluted	$0.08	$0.09	$0.06	$0.06	$0.06
Weighted average shares outstanding
Basic	277,320,904	277,383,038	277,453,439	277,423,493	277,225,121
Diluted	278,462,937	278,505,233	278,555,759	278,819,539	278,903,373

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$354,214	$3,249	3.67%	$370,138	$2,118	2.29%	$494,186	$190	0.15%
Investment securities	3,618	11	1.22%	3,758	11	1.17%	2,932	9	—%
Mortgage-backed securities	463,964	3,051	2.63%	458,734	1,893	1.65%	421,358	951	0.90%
Loans (2)	14,396,685	129,665	3.60%	14,108,190	114,871	3.26%	12,582,758	90,119	2.86%
Federal Home Loan Bank stock	219,282	2,994	5.46%	198,306	2,118	4.27%	162,783	821	2.02%
Total interest-earning assets	15,437,763	138,970	3.60%	15,139,126	121,011	3.20%	13,664,017	92,090	2.70%
Noninterest-earning assets	485,380			474,634			512,102
Total assets	$15,923,143			$15,613,760			$14,176,119
Interest-bearing liabilities:
Checking accounts	$1,184,896	2,410	0.81%	$1,387,365	2,670	0.77%	$1,151,600	265	0.09%
Savings accounts	1,766,354	3,707	0.84%	1,852,614	2,580	0.56%	1,835,361	557	0.12%
Certificates of deposit	5,972,924	23,738	1.59%	5,861,011	18,332	1.25%	5,944,470	18,429	1.24%
Borrowed funds	4,873,145	33,958	2.79%	4,453,039	21,920	1.97%	3,175,158	14,995	1.89%
Total interest-bearing liabilities	13,797,319	63,813	1.85%	13,554,029	45,502	1.34%	12,106,589	34,246	1.13%
Noninterest-bearing liabilities	257,353			220,129			312,104
Total liabilities	14,054,672			13,774,158			12,418,693
Shareholders’ equity	1,868,471			1,839,602			1,757,426
Total liabilities and shareholders’ equity	$15,923,143			$15,613,760			$14,176,119
Net interest income		$75,157			$75,509			$57,844
Interest rate spread (1)(3)			1.75%			1.86%			1.57%
Net interest-earning assets (4)	$1,640,444			$1,585,097			$1,557,428
Net interest margin (1)(5)		1.95%			2.00%			1.69%
Average interest-earning assets to average interest-bearing liabilities	111.89%			111.69%			112.86%
Selected performance ratios:
Return on average assets (1)		0.56%			0.65%			0.46%
Return on average equity (1)		4.75%			5.53%			3.67%
Average equity to average assets		11.73%			11.78%			12.40%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.